This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-132660

SUBJECT TO COMPLETION, DATED AUGUST 11, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2006)

$

Entergy Louisiana, LLC
FIRST MORTGAGE BONDS,
     % SERIES DUE

We are offering $      million of our First Mortgage Bonds,     % Series due          , 20  . We will pay interest on the bonds on           and          of each year. The first interest payment on the bonds will be made on          , 2009. We may redeem the bonds, in whole or in part, at any time prior to maturity, at the make-whole redemption price described in this prospectus supplement.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of our property.

Investing in the bonds involves risks. See “Risk Factors” on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds to
	Price to	Discounts and	Entergy Louisiana
	Public	Commissions	(before expenses)

Per bond	%	%	%
Total	$	$	$

The price to public will also include any interest that has accrued on the bonds since their issue date if delivered after that date.

The underwriters expect to deliver the bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York on or about August   , 2008.

Joint Book-Running Managers

KeyBanc Capital Markets	Lehman Brothers	Wachovia Securities

Co-Managers

CALYON	Citi	Lazard Capital Markets

          , 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the Securities and Exchange Commission (“SEC”). If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not making an offer of the bonds in any state where the offer is not permitted.

RISK FACTORS

In considering whether to purchase the bonds, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”), and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (the “Second Quarter 2008 Form 10-Q”), each of which is incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov. You may read and copy any document at the SEC public reference room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later will automatically update and supersede this information. We incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, if the filings are made prior to the time that all of the bonds are sold in this offering:

1. the 2007 Form 10-K;

2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

3. the Second Quarter 2008 Form 10-Q.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or telephoning us at the following address:

Ms. Dawn A. Abuso
Assistant Secretary
Entergy Louisiana, LLC
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-6755

You may also direct your requests via email to dabuso@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference. The selected financial information set forth below has been derived from (1) our annual financial statements for the three year period ended December 31, 2007, which have been audited by Deloitte & Touche LLP, our independent registered public accountants, and incorporated by reference in this prospectus supplement from the 2007 Form 10-K, and (2) our unaudited financial statements for the six months ended June 30, 2008, incorporated by reference in this prospectus supplement from the Second Quarter 2008 Form 10-Q. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended
	June 30,	December 31,
	2008	2007	2006	2005
	(Dollars in thousands)

Income Statement Data:
Operating Revenues	$2,782,296	$2,737,552	$2,451,258	$2,650,181
Operating Income	288,854	288,506	267,963	281,134
Interest and Other Charges	74,410	78,198	81,958	78,827
Net Income	144,910	143,337	137,618	128,082
Ratio of Earnings to Fixed Charges(1)	3.68	3.44	3.23	3.50

	As of June 30, 2008
	Actual		As Adjusted(2)
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Balance Sheet Data:
Members’ Equity
Preferred Membership Interests (without sinking fund)	$100,000	3%	$		%
Members’ Equity	1,534,173	53
Accumulated other comprehensive loss	(27,004)	—

Total Members’ Equity	1,607,169	56
First Mortgage Bonds	840,000	29
Other Long-Term Debt(3)	447,666	15

Total Capitalization	$2,894,835	100.0%	$	100.0%

(1)	As defined by Item 503(d) of Regulation S-K of the SEC, “Earnings” represents the aggregate of (a) income before the cumulative effect of a change in accounting, (b) taxes based on income, (c) investment tax credit adjustment — net and (d) fixed charges. “Fixed Charges” as defined by Item 503(d) of Regulation S-K of the SEC, include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses.

(2)	Adjusted to reflect the issuance and sale of the bonds. See “Use of Proceeds.”

(3)	In addition, as of June 30, 2008 we had approximately $98.5 million of obligations under capital leases (approximately $42.7 million of which are current liabilities).

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the bonds will be approximately $      million after deducting underwriting discounts and commissions and estimated offering expenses. We will use the net proceeds we receive from the issuance and sale of the bonds for capital expenditures, working capital needs and general corporate purposes. Pending the application of the net proceeds, we will invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy System money pool.

DESCRIPTION OF THE BONDS

Interest, Maturity and Payment

We are offering $      million of our First Mortgage Bonds,     % Series due          , 20  . We will pay interest on the bonds on           and           of each year, beginning on          , 2009. Interest will accrue at the rate of     % per year and starts to accrue from the date that the bonds are issued. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6% per annum to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Book-Entry Only Securities.”

Optional Redemption

We may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at any time prior to maturity, at a redemption price equal to the greater of (a) 100% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus     % plus accrued interest thereon to the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee (as defined in the accompanying prospectus), the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series under our mortgage including the bonds.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) Lehman Brothers Inc., a primary U.S. Government securities dealer in New York City (“Primary Treasury Dealer”) selected by KeyBanc Capital Markets Inc., and a Primary Treasury Dealer selected by Wachovia Capital Markets, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Security

The following subsection replaces in its entirety the section entitled “Description of the First Mortgage Bonds — Security” in the accompanying prospectus.

The bonds, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. In the opinion of our counsel, the mortgage constitutes a first mortgage lien on substantially all of our property subject to:

1. leases of minor portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

2. leases of certain of our property that we do not use in our business; and

3. excepted encumbrances.

The mortgage does not create a lien on the following “excepted property”:

1. cash and securities;

2. certain equipment, materials and supplies;

3. automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4. receivables, contracts, leases and operating agreements.

The mortgage contains provisions that impose the lien of the mortgage on the following after-acquired property:

1. improvements, extensions and additions to and renewals and replacements on mortgaged property owned by us on January 1, 2006, and

2. franchises, repairs and additional property that may be acquired, made or constructed by us (a) to maintain, renew and preserve the franchises covered by the mortgage, or (b) to maintain the mortgaged property as an operating system or systems in good repair, working order and condition, or (c) in rebuilding or renewal of mortgaged property that is damaged or destroyed, or (d) in replacement of or substitution for mortgaged equipment, which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operation of the mortgaged property, in each case, subject to pre-existing liens.

To the extent after-acquired property does not constitute such improvements, extensions, additions, renewals, replacements, franchises, repairs or additional property, we may elect (but are not required) to subject such after-acquired property to the lien of the mortgage.

If we consolidate or merge with, or sell substantially all of our assets to, another corporation (as defined in the mortgage), the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from us and improvements, replacements and additions to that property.

The mortgage also provides that the trustees have a lien on the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds.

The mortgage also contains restrictions on the issuance of bonds under prior lien mortgages.

Amendments to Mortgage

Before the issuance of the bonds, we will effect the amendments to the mortgage described in the accompanying prospectus under “Description of the First Mortgage Bonds — Replacement Fund” (described in the third paragraph of such section), “— Issuance of Additional First Mortgage Bonds” (described in the fifth paragraph of such section), “— Release and Substitution of Property” (described in the third paragraph of such section) and “— Modification” (described in the second paragraph of such section). These amendments will be effective before the original issuance of the bonds.

Covenant as to Distributions

We will not enter into a distribution covenant with respect to the bonds; however, so long as the first mortgage bonds we have issued prior to the date hereof remain outstanding, holders of the bonds offered herein will indirectly benefit from our covenant relating to those outstanding first mortgage bonds to restrict our payment of cash distributions on our common membership interests in certain circumstances.

Issuance of First Mortgage Bonds

The bonds will be issued on the basis of property additions. As of June 30, 2008, after giving effect to the amendments described above under “- Amendments to Mortgage,” approximately $472 million of first mortgage bonds could have been issued under our mortgage on the basis of net property additions, and approximately $102 million of first mortgage bonds could have been issued under our mortgage on the basis of retired bond credits.

Corporate Trustee

The Bank of New York Mellon is the corporate trustee under our mortgage.

Additional Information

For additional information about the bonds, see “Description of the First Mortgage Bonds” in the accompanying prospectus, including:

1. additional information about the terms of the bonds,

2. general information about our mortgage and the trustees,

3. a description of certain restrictions contained in our mortgage,

4. a description of events of default under our mortgage, and

5. a description of reservations of rights to amend certain provisions of our mortgage without your consent.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of bonds set forth opposite its name below:

Principal
Amount of
Name	Bonds

KeyBanc Capital Markets Inc.	$
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
Calyon Securities (USA) Inc.
Citigroup Global Markets Inc.
Lazard Capital Markets LLC

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the bonds may be purchased.

The underwriters initially propose to offer all or part of the bonds directly to the public at the price to public set forth on the cover page hereof and to certain securities dealers at such price less a concession not in excess of     % of the principal amount of the bonds. The underwriters may allow, and such dealers may reallow certain brokers and dealers, a concession not in excess of     % of the principal amount of the bonds. After the initial offering of the bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We estimate that our total expenses for this offering will be $650,000, excluding underwriting discounts and commissions.

The bonds will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

In order to facilitate the offering of the bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the bonds, the underwriters may bid for, and purchase, the bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the bonds in the offering, if they repurchase previously distributed bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking or other transactions of a financial nature with us and our affiliates, for which they have received customary compensation. Certain of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities.

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA) Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay MUS(USA) a mutually agreed upon fee.

EXPERTS

The financial statements and related financial statement schedule as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this prospectus supplement and the accompanying prospectus, and the effectiveness of Entergy Louisiana, LLC’s internal control over financial reporting as of December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the bonds will be passed upon for us by Mark G. Otts, Senior Counsel — Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, Clark, Thomas & Winters, A Professional Corporation, Austin, Texas, and Thelen Reid Brown Raysman & Steiner LLP, New York, New York. Certain matters with respect to the offering of the bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Thelen Reid Brown Raysman & Steiner LLP and Pillsbury Winthrop Shaw Pittman LLP may rely on the opinion of Mark G. Otts, Esq., as to matters of Louisiana law relevant to their opinions, and on the opinion of Clark, Thomas & Winters, A Professional Corporation, as to matters of Texas law relevant to their opinions. Matters pertaining to New York law will be passed upon by Thelen Reid Brown Raysman & Steiner LLP, our New York counsel. All legal matters pertaining to our organization and certain matters with respect to the lien of the mortgage under Texas law will be passed upon only by Clark, Thomas & Winters, A Professional Corporation. All legal matters pertaining to our titles to property, franchises and the lien of the mortgage and all other matters pertaining to Louisiana law will be passed upon only by Mark G. Otts, Esq.

The statements in this prospectus supplement as to matters of law and legal conclusions made under “Description of the Bonds — Security,” have been reviewed by Mark G. Otts, Esq. and Clark, Thomas & Winters, a Professional Corporation, and are set forth herein in reliance upon the opinions of said counsel, and upon their authority as experts.

PROSPECTUS

$400,000,000
First Mortgage Bonds
and
Debt Securities

ENTERGY LOUISIANA, LLC
446 North Boulevard
Baton Rouge, Louisiana 70802
(225) 381-5868

We -

•	may periodically offer our first mortgage bonds and/or our debt securities in one or more series; and

•	will determine the price and other terms of each series of securities when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds -

•	will be secured by a mortgage that constitutes a first mortgage lien on substantially all of our property; and

•	will not be listed on a national securities exchange or the Nasdaq Stock Market unless otherwise indicated in the accompanying prospectus supplement.

The Debt Securities -

•	will be unsecured and will rank equally with all of our other unsecured and unsubordinated debt;

•	will be effectively subordinated to all of our secured debt, including our first mortgage bonds, as to the collateral pledged to support our secured debt; and

•	will not be listed on a national securities exchange or the Nasdaq Stock Market unless otherwise indicated in the accompanying prospectus supplement.

You -

•	will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of securities only if accompanied by the prospectus supplement for that series. We will provide the specific terms of these securities, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of securities.

July 26, 2006

RISK FACTORS

In considering whether to purchase the securities being offered, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, each of which is incorporated by reference herein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides a general description of the securities being offered. Each time we sell a series of securities we will provide a prospectus supplement containing specific information about the terms of that series of securities and the related offering. It is important for you to consider the information contained in this prospectus and the accompanying prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in making your investment decision.

ENTERGY LOUISIANA, LLC

We are a limited liability company organized under the laws of the State of Texas. As part of a restructuring involving a Texas statutory merger-by-division effective December 31, 2005, we succeeded to all of the regulated utility operations of the Louisiana corporation, Entergy Louisiana, Inc. (“ELI”), an electric public utility company providing service to customers in the State of Louisiana since 1927. We were allocated substantially all of the property and other assets of ELI, including all assets used to provide retail and wholesale electric service to ELI’s customers, and assumed substantially all of the liabilities of ELI, including all of its debt securities and leases but excluding the outstanding preferred stock of ELI.

On December 31, 2005, and immediately prior to the formation of Entergy Louisiana, LLC, ELI changed its state of incorporation from Louisiana to Texas and its name to Entergy Louisiana Holdings, Inc. Upon the effectiveness of the statutory merger-by-division on December 31, 2005, Entergy Louisiana, LLC was organized, and Entergy Louisiana Holdings, Inc. held all of Entergy Louisiana, LLC’s common membership interests. All of the common membership interests of Entergy Louisiana, LLC continue to be held by Entergy Louisiana Holdings, Inc., and all of the common stock of Entergy Louisiana Holdings, Inc. continues to be held by Entergy Corporation.

We are therefore indirectly owned by Entergy Corporation. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Mississippi, Inc. and Entergy New Orleans, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station (“Grand Gulf”).

Capacity and energy from Grand Gulf are allocated among Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf’s capacity and energy, together with related costs, is 14%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Louisiana Public Service Commission, which regulates our electric service, rates and charges.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, including the status of industry restructuring in our service areas.

RATIOS OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of SEC Regulation S-K as follows:

Twelve Months Ended
	December 31,
March 31, 2006	2005	2004	2003	2002	2001

3.75	3.50	3.60	3.93	3.14	2.76

“Earnings,” as defined by Regulation S-K, represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges.

“Fixed Charges” include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, and therefore we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at (http://www.sec.gov). You may read and copy any document at the SEC Public Reference Room located at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549-1004.

Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities described in this prospectus:

1. our Annual Report on Form 10-K for the year ended December 31, 2005;

2. our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

3. our Current Report on Form 8-K dated June 7, 2006 (filed June 9, 2006).

You may access a copy of any or all of these filings, free of charge, at our web site (http://www.entergy.com) or by writing or calling us at the following address:

Ms. Dawn A. Abuso
Assistant Secretary
Entergy Louisiana, LLC
639 Loyola Avenue
New Orleans, Louisiana 70113
(504) 576-6755

You may also direct your requests via e-mail to dabuso@entergy.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the securities. We are not, nor are any underwriters, dealers or agents, making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any other date than the date on the front of those documents or that the documents incorporated by reference in this prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

USE OF PROCEEDS

The net proceeds from the offering of the securities will be used either (a) to acquire or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of securities or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of securities will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

General

We will issue the first mortgage bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to the Mortgage and Deed of Trust dated as of April 1, 1944 with The Bank of New York (successor to Harris Trust Company of New York, as corporate trustee (the “corporate trustee”)), and Stephen J. Giurlando (successor to Mark F. McLaughlin, as co-trustee), and together referred to in this prospectus as trustees. This Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the first mortgage bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

The statements in this prospectus and any accompanying prospectus supplement concerning the first mortgage bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the first mortgage bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this heading “Description of the First Mortgage Bonds,” those provisions or defined terms are incorporated by reference in this prospectus.

Terms of Specific Series of the First Mortgage Bonds

A prospectus supplement relating to each series of first mortgage bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1. the designation, or name, of the series of first mortgage bonds;

2. the aggregate principal amount of the series;

3. the offering price of the series;

4. the date on which the series will mature;

5. the rate or method for determining the rate at which the series will bear interest;

6. the date from which interest on the series accrues;

7. the dates on which interest on the series will be payable;

8. the prices and other terms and conditions, if any, upon which we may redeem the series prior to maturity;

9. the applicability of a distribution covenant, if any, to the series;

10. the terms of an insurance policy, if any, that will be provided for the payment of principal of and/or interest on the series; and

11. any other terms or provisions relating to that series that are not inconsistent with the mortgage.

As of June 30, 2006, we had approximately $1,008 million principal amount of first mortgage bonds outstanding.

Replacement Fund

In addition to actual expenditures for maintenance and repairs, the mortgage requires us to expend or deposit each year an amount equal to $800,000 plus 2 1/4% of net additions to the mortgaged electric, gas, steam and/or hot water utility property made after December 31, 1943 and prior to the beginning of that year. These funds are for replacements and improvements on electric, gas, steam and/or hot water utility property and certain automotive equipment subject to the lien of the mortgage. We can meet this requirement by:

1. depositing cash;

2. certifying gross property additions;

3. certifying net cash expenditures for certain automotive equipment; or

4. taking credit for first mortgage bonds and qualified lien bonds that we have retired.

We may withdraw the cash against gross property additions or by waiver of our right to issue first mortgage bonds on the basis of retired bond credits.

We have reserved the right to amend the mortgage without any consent or other action of the holders of any series of first mortgage bonds created after February 29, 1996 to eliminate the requirements of the replacement fund under the mortgage.

Sinking or Improvement Fund

The mortgage also requires us to make annual sinking or improvement fund payments for certain outstanding series of first mortgage bonds. This amount is stated as 1% per year of the greatest amount for each of these series outstanding prior to the beginning of the year, less certain retired first mortgage bonds. Any series of first mortgage bonds that we issue under this prospectus will not be entitled to these sinking or improvement fund requirements.

Redemption and Retirement

General

The prospectus supplement for a particular series of first mortgage bonds offered by this prospectus will contain the prices and other terms and conditions, if any, for redemption of that series prior to maturity.

Special Retirement Provisions

If, during any 12-month period, we dispose of mortgaged property by order of or to any governmental authority, resulting in the receipt of $5,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding first mortgage bonds. If this occurs, we may redeem the outstanding first mortgage bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those first mortgage bonds. If any series of first mortgage bonds offered by this prospectus are redeemable for this purpose, the special redemption prices applicable to that series will be set forth in the prospectus supplement related to that series.

Security

The first mortgage bonds offered by this prospectus, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. In the opinion of our counsel, the mortgage constitutes a first mortgage lien on substantially all of our property subject to:

1. leases of minor portions of our property to others for uses which, in the opinion of our counsel, do not interfere with our business;

2. leases of certain of our property that we do not use in our business; and

3. excepted encumbrances.

The mortgage does not create a lien on the following “excepted property”:

1. cash and securities;

2. certain equipment, materials and supplies;

3. automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4. receivables, contracts, leases and operating agreements.

The mortgage contains provisions that impose the lien of the mortgage on property that we acquired after the date of the mortgage, other than the excepted property, subject to pre-existing liens. However, if we consolidate or merge with, or sell substantially all of our assets to, another corporation (as defined in the mortgage), the lien created by the mortgage will generally not cover the property of the successor company, other than the property it acquires from us and improvements, replacements and additions to that property.

The mortgage also provides that the trustees have a lien on the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds.

The mortgage also contains restrictions on the issuance of bonds under prior lien mortgages.

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions, earnings and other limitations of the mortgage. First mortgage bonds of any series may be issued from time to time on the following bases:

1. 60% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2. retirements of first mortgage bonds or qualified lien bonds; or

3. deposit of cash with the trustees.

Property additions generally include, among other things, electric, gas, steam or hot water property acquired after December 31, 1943. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas may not be included as property additions.

As of June 30, 2006, we could have issued approximately $195.9 million principal amount of additional first mortgage bonds on the basis of property additions and approximately $102 million principal amount of first mortgage bonds on the basis of retired first mortgage bonds. We expect to issue the first mortgage bonds offered by this prospectus on the basis of property additions and/or on the basis of retired first mortgage bonds.

With certain exceptions in the case of clause (2) above, the issuance of additional first mortgage bonds must meet an “earnings” test. The adjusted net earnings, before interest and income taxes, for 12 consecutive months of the preceding 15 months must be at least twice the annual interest requirements on all first mortgage bonds outstanding at the time, plus the first mortgage bonds to be issued, plus all indebtedness, if any, of prior rank. The adjusted net earnings are calculated after provisions are made for retirement and depreciation of property at least equal to the replacement fund requirements for that period.

We have reserved the right to amend the mortgage without any consent or other action of the holders of any series of first mortgage bonds created after February 29, 1996, and the provision discussed in the foregoing paragraphs describing the issuance of first mortgage bonds on the basis of property additions as follows:

1. to permit the issuance of first mortgage bonds on the basis of 80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements; and

2. to modify the net earnings test

a. to provide that the period over which we will calculate net earnings will be 12 consecutive months of the preceding 18 months,

b. to specifically permit the inclusion in net earnings of revenues collected subject to possible refund and allowances for funds used during construction, and

c. to provide for no deduction for non-recurring charges.

We have also reserved the right to amend the mortgage without any consent or other action by holders of any first mortgage bonds to include nuclear fuel, and similar or analogous devices or substances, as property additions. We have also reserved the right to amend the mortgage without any consent or other action of the holders of any first mortgage bonds created after June 30, 1978 to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions. Since all of the first mortgage bonds issued on or prior to June 30, 1978 have matured or have been redeemed and are no longer outstanding under the mortgage, we may exercise this right to amend the mortgage at any time.

No first mortgage bonds may be issued on the basis of property additions subject to qualified liens if the qualified lien bonds secured thereby exceed 50% of such property additions, or if the qualified lien bonds and first mortgage bonds then outstanding which have been issued against property additions subject to continuing qualified liens and certain other items would in the aggregate exceed 15% of the first mortgage bonds and qualified lien bonds outstanding.

Release and Substitution of Property

We may release property from the lien of the mortgage, without applying an earnings test, on the following bases:

1. the deposit of cash or, to a limited extent, purchase money mortgages;

2. property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3. a waiver of the right to issue first mortgage bonds on the basis of retired bond credits.

We can withdraw cash upon the bases stated in clause (2) and/or (3) above without applying an earnings test.

If unfunded property is released, the property additions used to effect the release may become available again as credits under the mortgage and the waiver of the right to issue first mortgage bonds on the basis of retired bond credits to effect the release may cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.

We have reserved the right to amend the mortgage without any consent or other action by the holders of any series of first mortgage bonds created after February 29, 1996

1. to permit the release of property from the lien of the mortgage in an amount equal to the aggregate principal amount of retired bonds that we elect to use as the basis for such release times the reciprocal of the bonding ratio in effect when such retired bonds were originally issued;

2. to permit the release of unfunded property so long as we have at least $1 in unfunded property additions remaining;

3. to remove the existing limitation on the amount of obligations secured by purchase money mortgages upon any property being released that can be used as the basis for such release;

4. to specifically provide that if we transfer all or substantially all of our property subject to the mortgage to a successor corporation (as defined in the mortgage), we would be released from all obligations under the mortgage; and

5. to change the definition of “Funded Property” to mean only property we specify with a fair value, to be determined by an independent expert, of not less than 10/8% of the sum of the amount of outstanding first mortgage bonds and retired bond credits.

Distribution Covenant

The terms of outstanding series of first mortgage bonds include our covenant to restrict our payment of cash distributions on our common membership interests in certain circumstances. Any distribution covenant applicable to a series of first mortgage bonds issued and sold under this prospectus will be described in the prospectus supplement relating to that series of first mortgage bonds. There is no assurance that the terms of future distribution covenants, if any, will be the same as those applicable to our outstanding first mortgage bonds.

Modification

Your rights as a bondholder may be modified with the consent of the holders of 66 2/3% of the outstanding first mortgage bonds, and, if less than all series of first mortgage bonds are affected, the consent also of holders of 66 2/3% of the outstanding first mortgage bonds of each series affected. In general, no modification of the terms

1. of payment of principal or interest;

2. affecting the lien of the mortgage; or

3. reducing the percentage required for modification;

is effective against any bondholder without that bondholder’s consent.

We have reserved the right to amend the mortgage without any consent or other action by the holders of any series of first mortgage bonds created after February 29, 1996

1. to reduce the percentage vote required to modify certain rights of the holders of the first mortgage bonds to a majority of the holders of all outstanding first mortgage bonds;

2. to provide that if a proposed change affects less than all series of outstanding first mortgage bonds, then only the consent of a majority of the first mortgage bonds of each series affected is required to make this change; and

3. to permit us to amend the mortgage without the consent of the holders of first mortgage bonds to make changes which do not adversely affect the interests of the holders in any material respect.

Defaults

Defaults under the mortgage include:

1. default in the payment of principal;

2. default for 60 days in the payment of interest or installments of funds for the retirement of first mortgage bonds;

3. certain events of bankruptcy, insolvency or reorganization;

4. defaults with respect to qualified lien bonds; and

5. default in other covenants for 90 days after notice.

The trustees may withhold notice of default, except in payment of principal, interest or funds for retirement of first mortgage bonds, if they determine it is in the best interests of the holders of the first mortgage bonds.

The corporate trustee or the holders of 25% of the first mortgage bonds may declare the principal and interest due and payable on default. However, a majority of the holders may annul such declaration if the default has been cured. No holder of first mortgage bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless

1. the holders of 25% of the first mortgage bonds have requested the trustees in writing to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the costs, expenses and liabilities to be incurred thereby; and

2. the trustees shall have failed to act.

The holders of a majority of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees.

We are required to file an annual certificate with the trustees as to compliance with the provisions of the mortgage and as to the absence of a default with respect to any of the covenants in the mortgage.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be our direct unsecured general obligations. We will issue the debt securities offered by this prospectus from time to time in one or more series under one or more separate indentures between us and the financial institution(s) that we will name in the applicable prospectus supplement, as trustee. This indenture or indentures are collectively referred to in this prospectus as the “indenture.”

The following description summarizes certain general terms and provisions of the debt securities offered by this prospectus. This summary is not complete and should be read together with the prospectus supplement describing the specific terms of the debt securities. The form of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to under this heading “Description of Debt Securities,” those provisions or defined terms are incorporated by reference in this prospectus.

The debt securities will rank equally with all of our other unsecured and unsubordinated debt. As of June 30, 2006, we did not have any unsecured and unsubordinated debt outstanding that would have ranked equally with the debt securities.

The debt securities will be effectively subordinated to all of our secured debt, including our first mortgage bonds. As of June 30, 2006, we had approximately $1,068 million principal amount of secured debt outstanding.

Terms of Specific Series of the Debt Securities

A prospectus supplement relating to each series of debt securities offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1. the title of the debt securities;

2. the total principal amount of the debt securities;

3. the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

4. the rate or rates at which the debt securities will bear interest, or how the rate or rates will be determined, the date or dates from which any such interest will accrue, the interest payment dates for the debt securities and the regular record dates for interest payments;

5. the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

6. any period or periods within which, or any date or dates on which, and the price or prices at which and the terms and conditions upon which, we may redeem the debt securities at our option and any restrictions on those redemptions;

7. any sinking fund or other provisions or options held by holders of debt securities that would obligate us to repurchase or otherwise redeem the debt securities;

8. any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

9. if the debt securities will be issued in denominations other than $1,000;

10. if payments on the debt securities may be made in a currency or currencies other than United States dollars;

11. any collateral, security, assurance or guarantee for the debt securities; and

12. any other terms of the debt securities not inconsistent with the terms of the indenture.

The indenture does not limit the principal amount of debt securities that we may issue under the indenture.

We may sell debt securities at a discount below their principal amount. We may describe in the applicable prospectus supplement United States federal income tax considerations applicable to debt securities sold at an original issue discount. In addition, we may describe in the applicable prospectus supplement important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars.

Except as we may otherwise describe in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged or similar transaction involving us or in the event of a change of control.

Payment and Paying Agents

Except as we may otherwise provide in the applicable prospectus supplement, we will pay interest, if any, on each debt security payable on each interest payment date to the person in whose name that debt security is registered as of the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date to be fixed by the trustee between 10 and 15 days prior to the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable.

Unless we otherwise specify in the applicable prospectus supplement, principal of, and premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of the trustee in The City of New York, as our paying agent. We may change the place of payment on the debt securities, may appoint one or more additional paying agents, including us, and may remove any paying agent, all at our discretion.

As long as the debt securities are registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under the heading “Book-Entry Only Securities,” payments of principal, premium, if any, and interest will be made to DTC for subsequent disbursement to beneficial owners of the debt securities.

Registration and Transfer

Unless we otherwise specify in the applicable prospectus supplement, and subject to restrictions related to the issuance of debt securities through DTC’s book-entry system, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the trustee in The City of New York. We may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. Unless we otherwise provide in the applicable prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (1) any debt security during the 15 days prior to giving any notice of redemption or (2) any debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Satisfaction and Discharge

Subject to certain conditions, we will be discharged from our obligations on the debt securities of a particular series if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture.

Consolidation, Merger and Sale of Assets

Under the terms of the indenture, we may not consolidate with or merge into any other entity or convey, or transfer or lease our properties and assets substantially as an entirety to any entity, unless:

1. the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our payment obligations on all outstanding debt securities and our obligations under the indenture;

2. immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

3. we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

Upon the consummation of any such transaction, the surviving entity or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding debt securities. So long as we comply with the conditions in clauses (2) and (3) above, the terms of the indenture do not preclude us from being a party to a merger in which we are the surviving entity.

Events of Default

“Event of default”, when used in the indenture with respect to any series of debt securities, means any of the following:

1. failure to pay interest on any debt security of that series for 60 days after it is due;

2. failure to pay the principal of or any premium on any debt security of that series when due;

3. failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 60 days after we receive written notice from the trustee, or after we and the trustee receive a written notice from the holders of at least 33% in principal amount of the outstanding debt securities of that series; however, the trustee or the trustee and the holders of that principal amount of debt securities of that series can agree to an extension of the 60 day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

4. events in bankruptcy, insolvency or our reorganization specified in the indenture; or

5. any other event of default specified for that series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of holders.

Remedies

Acceleration of Maturity

If an event of default for any series of debt securities occurs and continues, then either the trustee or the holders of at least 33% in principal amount of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to more than one series of debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of the outstanding debt securities of all affected series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to that declaration of acceleration will be considered waived, and that declaration and its consequences will be considered rescinded and annulled, if:

1. we have paid or deposited with the trustee a sum sufficient to pay:

a. all overdue interest on all debt securities of that series;

b. the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest that is currently due;

c. interest on overdue interest; and

d. all amounts due to the trustee under the indenture; and

2. any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.

However, no such waiver or recission and annulment shall extend to or shall effect any subsequent default or impair any related right.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Right to Direct Proceedings

Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series, voting as one class, will have the right to give this direction and not the holders of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture.

Limitation on Right to Institute Proceedings

No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

1. the holder has previously given to the trustee written notice of a continuing event of default;

2. the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

3. the trustee has failed to institute any proceeding for 60 days after that notice, request and offer of indemnity.

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on that debt security on or after the applicable due date.

Annual Notice to Trustee

We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture.

Modification and Waiver

Without the consent of any holder of debt securities, we may enter into one or more supplemental indentures for any of the following purposes:

1. to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

2. to add additional covenants or to surrender any of our rights or powers under the indenture;

3. to add additional events of default;

4. to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

a. when the consent of the holders of debt securities of that series has been obtained in accordance with the indenture; or

b. when no debt securities of the affected series remain outstanding under the indenture;

5. to provide collateral security for all but not part of the debt securities;

6. to establish the form or terms of debt securities of any series as permitted by the indenture;

7. to provide for the authentication and delivery of bearer securities and coupons attached thereto;

8. to evidence and provide for the acceptance of appointment of a successor trustee;

9. to provide for the procedures required for use of a non-certificated system of registration for the debt securities of all or any series;

10. to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

11. to cure any ambiguity or inconsistency or to make any other change to the provisions or to add other provisions with respect to matters or questions arising under the indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with some restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected.

If the Trust Indenture Act of 1939 is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence that amendment.

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, voting as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected, voting as one class, will be required. No supplemental indenture may:

1. change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or reduce the amount of principal that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder of that debt security;

2. reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

3. modify some of the provisions of the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series.

The indenture provides that debt securities owned by us or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security.

Resignation of Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register under the indenture.

Title

We, the trustee, and any of our agents or any agent of the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law

Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY ONLY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company will act as securities depository for the securities offered through this prospectus. The securities will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC or such other name as may be registered by an authorized representative of DTC. One or more fully registered security certificates will be issued for each issue of the securities, in the aggregate principal amount of such issue, and will be deposited with DTC or its custodian.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of security certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, the “Participants”). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on the records of DTC. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; the records of DTC reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the mortgage or the indenture, as appropriate. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the corporate trustee or the trustee, as appropriate, and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the securities within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds, principal payments, interest payments, and any premium payments on the securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the corporate trustee or the trustee, as appropriate, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or its nominee, the corporate trustee or the trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the securities to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the corporate trustee or the trustee, as appropriate, or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such securities by causing the Direct Participant to transfer the interest of the Participant in the securities, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered securities to the DTC account of the tender or remarketing agent.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to the applicable trustee or us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, security certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the Company’s change in 2003 in the method of accounting for asset retirement obligations, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities will be passed upon for us by Dawn A. Abuso, Esq., Senior Counsel — Corporate and Securities, of Entergy Services, Inc., Thelen Reid & Priest LLP, New York, New York, and Clark, Thomas & Winters, a Professional Corporation, Austin, Texas. Certain legal matters with respect to the securities will be passed on for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Matters pertaining to New York law will be passed upon by Thelen Reid & Priest LLP, New York, New York, matters pertaining to Louisiana law will be passed upon by Dawn A. Abuso, Esq., Senior Counsel — Corporate and Securities, of Entergy Services, Inc., and matters pertaining to Texas law will be passed upon by Clark, Thomas & Winters, a Professional Corporation, Austin, Texas.

All matters pertaining to franchises, titles to property and the lien of the mortgage under Louisiana law will be passed upon for us by Dawn A. Abuso, Esq., Senior Counsel — Corporate and Securities, of Entergy Services, Inc.,

and all matters pertaining to our organization and certain matters with respect to the lien of the mortgage under Texas law will be passed upon for us by Clark, Thomas & Winters, a Professional Corporation.

The statements in this prospectus as to matters of law and legal conclusions made under “Description of the First Mortgage Bonds — Security,” have been reviewed by Dawn A. Abuso, Esq. and Clark, Thomas & Winters, a Professional Corporation, and are set forth herein in reliance upon the opinions of said counsel, and upon their authority as experts.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the securities including:

1. through one or more underwriters or dealers;

2. directly to one or more purchasers;

3. through one or more agents; or

4. through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the securities will set forth the terms of the offering of the securities, including:

1. the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2. the initial public offering price;

3. any underwriting discounts and other items constituting underwriters’ compensation;

4. the proceeds we receive from that sale; and

5. any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the securities through underwriters, they will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of securities will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of securities, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the securities of a particular series if any are purchased. However, the underwriters may purchase less than all of the securities of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the securities through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act of 1933.

Listing

Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the securities and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities.